UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2008

QSGI INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32620 (Commission File Number)	13-2599131 (IRS Employer Identification Number)
400 Royal Palm Way, Palm Beach, FL 33480 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (561) 835-9757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

(a)
On May 7, 2008, the Company issued a press release disclosing that it had on May 6, 2008 signed a Stock Purchase Agreement to acquire Contemporary Computer Service, Inc. for $10.6 million plus the potential for additional stock earn out of up to an additional 10 million shares of common stock based on achieving certain performance milestones. The $10.6 million purchase price will be financed primarily through a combination of issuance of shares of common stock in the Company, senior bank and seller financing in the amount of $10 million dollars, both secured by the assets of the Company.  In connection with the seller financing, the Company anticipates issuing warrants to purchase between $2.7 and $3.0 million of common stock at $.30 per share.  Text of the press release issued by the Company dated May 7, 2008, titled “QSGI Announces Agreement to Acquire Contemporary Computer Services, Inc.; Acquisition Designed to Continue the Reshaping of QSGI into a More Complete Nationwide Data Center Maintenance and IT Services Organization" is furnished as Exhibit 99.1 to this current report.  A copy of the Stock Purchase Agreement, without attachments, is attached as Exhibit 99.2 to this current report.

ITEM 9.01	Financial Statements and Exhibits

(d)	The following exhibits are being filed or furnished with this report:

Exhibit 99.1
a. Text of the press release issued by the Company dated May 7, 2008, titled “QSGI Announces Agreement to Acquire Contemporary Computer Services, Inc.; Acquisition Designed to Continue the Reshaping of QSGI into a More Complete Nationwide Data Center Maintenance and IT Services Organization."

Exhibit 99.2	a. Stock Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    QSGI INC.

Date: May 9, 2008                                                                                                By:              /S/ Edward L. Cummings
                                                Edward L. Cummings
                                                Chief Financial Officer and Treasurer